Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 11, 2022, relating to the financial statements of Ribbon Communications Inc. and the effectiveness of Ribbon Communications Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Ribbon Communications Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

September 14, 2022